EXHIBIT 99.4

                                  CERTIFICATION











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                                                                    Exhibit 99.4


                                  CERTIFICATION


     I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED, AND IS NOT GUARANTEED BY HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF NILES, OR BY THE FEDERAL GOVERNMENT.

     If anyone asserts that this security is federally insured or guaranteed, or is as safe as an insured deposit, I should call the Office of Thrift Supervision, Central Regional Director, Ronald N. Karr (312) 917-5005.

     I further certify that, before purchasing the common stock, par value $0.01 per share of First Niles Financial, Inc., the proposed holding company for Home Federal Savings and Loan Association of Niles (the "Association"), I received a prospectus dated ___________, 1998 (the "Prospectus").

     The Prospectus that I received contains disclosure concerning the nature of the security being offered and describes the risks involved in the investment, including, but not limited to: vulnerability to changes in interest rates; expense and dilutive effect of the stock contribution to the charitable foundation; decreased return on average equity and increased expenses immediately after conversion; competition; geographical concentration of loans; certain anti-takeover provisions; voting control of shares by the board, management and employee plans; low return of equity and low net interest margin; ESOP compensation expense; absence of active market for common stock; risk of delayed offering; dilutive effect of restricted stock plan and stock options; restrictions on repurchase of shares; and possible year 2000 computer problems.

     For a more detailed description of the risks involved in the offering, see "Risk Factors" at pages __ through __ of the Prospectus.

     In addition, the certificate of incorporation of the Company requires a vote of 80% of stockholders to remove directors, to approve certain business combinations or to amend the certificate of incorporation, which may have the effect of discouraging a future takeover attempt of the Company. For additional information, see pages ___ through ___ of the Prospectus.



NOTE:    If the stock is to be held         Signature: _________________________
         jointly, both parties must
         sign.

                                            Signature: _________________________


                                            Date: _________________